Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-76526, 33-80454, 33-88302, 333-2818, 333-07457, 333-62517, 333-62983, 333-64139, 333-68161, 333-49004, 333-61412 and 333-76826) and the Registration Statements on Form S-3 (Nos. 333-39453 and 333-124359) of Rural/Metro Corporation of our report dated September 27, 2005, except for Note 10 which is as of November 11, 2005, relating to the consolidated financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Current Report on Form 8-K/A.

PricewaterhouseCoopers LLP

Phoenix, Arizona

November 11, 2005